EXHIBIT 99.1

NEWS RELEASE

SUMMA ANNOUNCES A SALE OF NON-OPERATING ASSETS; ACCELERATION OF TAX BENEFIT; REDUCTION OF DEBT; DECLARATION OF QUARTERLY DIVIDEND

February 15, 2006
Torrance, California

Sale of non-operating assets, acceleration of tax benefit and reduction of debt

In September 2005, Summa Industries announced that it sold certain current assets of its subsidiary, Plastron Industries, Inc., at their book value and agreed to lease certain retained fixed assets of Plastron to a Texas investor group.  The business comprised Summa’s former Electrical Components segment, which is now reported as a discontinued operation.  Summa did not report a gain or loss as a result of the transaction.  A substantial portion of the consideration for the assets sold was in the form of a promissory note due August 30, 2006.

On February 13, 2006, Plastron sold the note, the leased fixed assets and substantially all of the remaining assets of Plastron, other than real estate, for $5.7 million in cash to a private company.  Summa does not expect to report a material gain or loss as a result of this transaction, which accelerated the usability of certain deferred tax assets.  The net tax asset can be used to offset approximately $2 million of current income tax obligations.  The proceeds from this transaction were used to reduce debt, which the Company projects will be approximately $27 million at February 28, 2006.  Income from the fixed asset lease was $30,000 per month, which is now discontinued.  Plastron real estate remains held for sale.

Dividend

Summa announces that its Board of Directors has declared a quarterly cash dividend of $.06 per share on the Company’s common stock, payable on or about March 20, 2006 to stockholders of record at the close of business on March 7, 2006.

Summa Industries manufactures proprietary plastic components for industrial and commercial markets.

Statements in this news release which relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor.  These forward-looking statements include, but are not limited to, statements regarding Summa’s expectation that no material loss will be reported on the non-operating asset sale, belief in the tax treatment regarding the accelerated tax benefits, and expectations about future levels of debt.  Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to unanticipated losses from the asset sale, receipt of an adverse tax opinion regarding the acceleration of tax benefits and other risks and uncertainties described in detail under “Risk Factors” in Summa’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005.

For further information, contact James R. Swartwout, (310) 792-7024; fax (310) 792-7079; ir@summaindustries.com; or www.summaindustries.com.